Exhibit 99.1


              ONSCREEN(TM) COMPLETES $10,300,000 PRIVATE PLACEMENT

PORTLAND, Ore. -- March 22, 2006--OnScreen Technologies, Inc. (OTCBB:ONSC), an innovative developer of LED signage technology and solutions, announced today that it has completed a private placement of $10.3 million from several existing shareholders and new investors. Effective Monday, March 20, 2006, the entire $10.3 million converted to equity. pursuant to the terms of the instrument, leaving the company effectively "debt free." Proceeds are intended to be used primarily for working capital and general corporate growth. The infusion of cash allows the company to continue to develop and launch its patent pending technologies for commercial and government markets.

"We are quite pleased to have raised $10.3 million," said Charles Baker, CEO and Chairman of OnScreen. "This capital will help us bring our innovative technologies to market more aggressively. In order to execute our business objectives, we recently added several experienced executives to our sales team. I'm confident that we now have the right products, team and resources to capitalize on our tremendous growth opportunities and drive shareholder value."

About OnScreen Technologies, Inc.:

OnScreen Technologies, Inc. (OTCBB:ONSC) using a revolutionary patent-pending technology, is developing next generation LED video displays to provide communication and display solutions for both commercial advertising and government agency signage markets, including The Department of Transportation, Homeland Security, law enforcement, and emergency responders. The OnScreen(TM) technology produces LED display signs that are lighter, brighter and less expensive to install and support than current LED signs in the marketplace. More about OnScreen Technologies is available at http://www.onscreentech.com

Forward Looking Statements
This press release contains forward-looking statements that may be identified by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Actual results may differ materially from the predictions discussed. Additional factors that materially affect forward-looking statements include general economic and business conditions; the future results of projected contracts being executed; changes in the marketplace through zoning and government regulations involving LED (light emitting diodes); the success of our brand awareness campaign; ability to raise capital; competition; ability to build strategic relationships with manufacturers and/or customers; the protection of our intellectual property rights; and other factors over which the Company has little or no control, including those that the Company incorporates by reference in its Form 8-Ks, 10-Ks, and 10-Qs that it files periodically with the SEC.

Media and Investor Contact:
OnScreen Technologies, Inc.,
Linda Ferguson, 503-417-1700
Lferguson@onscreentech.com
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